Exhibit 10.23

9/3/97                                               H.E.R.C. Products Inc.
                                                     2202 W Lone Cactus Dr. # 15
Shelby Carl                                          Phoenix, AZ  85027
6028 N 129th Ave                                     (602)492-0336
Litchfield Park, AZ  85340                           (602)233-1107


Dear Shelby:

This is the engagement offer letter we have been discussing. The form we have agreed to is warrants in HERC Products, Inc. in lieu of your $500.00 per month fee. Specifically, the details are as follows:

Warrants:           40,000

The warrants will vest on two dates. The first half, or 20,000, will vest at the end of the one year anniversary of this agreement. The second half, again 20,000, will vest at the end of the second year of our agreement. The exercise price will be 1.06 or the closing trading price on the day you sign this agreement, whichever is higher. The warrants will expire five (5) years from the date of vesting.

The list of your actions items include the following:

1.   Oversight of the Company's relationship with Calgon.

2. Interaction on behalf of the company with CCT contacts within the agribusiness community, including state university and USDA contacts.

3.   Technical assistance when required for general operations.

This agreement is for two years and is renewable if agreed upon by both parties.

If you have any questions please let me know. I am very excited about opportunities we have before us and the part you can play. I am looking forward to a mutually profitable relationship.

Sincerely,


Steven Carl                             Agreed to by:___________________________
Chairman/CEO                                                 Shelby Carl

cc: HERC Board of Directors             Date:___________________________________
    John Johnson